GOLDMAN SACHS VARIABLE INSURANCE TRUST
                           (A Delaware Business Trust)

                    Goldman Sachs Internet Tollkeeper Fund SM

                           CONSENT OF SOLE SHAREHOLDER

         Pursuant to Section 2 of Article VII of the Agreement and Declaration of Trust, as amended to date, of Goldman Sachs Variable Insurance Trust (the
"Trust"), the undersigned, being the sole shareholder of the Goldman Sachs Internet Tollkeeper Fund (the "Fund") of the Trust, hereby consents and takes the following action in writing in lieu of a meeting:

                  Approval of Management Agreement.

                           RESOLVED,  that the Management  Agreement between the
                  Trust, Goldman Sachs Asset Management and Goldman Sachs Asset Management International dated February 3, 2000, and the annex thereto, be, and the same hereby are ratified and approved with respect to the Fund in the form previously approved by the Trust's Board of Trustees.


                  Selection of Independent Certified Public Accountants.

                           RESOLVED,  that the selection of Ernst & Young LLP to
                  act as independent certified public accountants for the Trust's organizational period and the remainder of its initial fiscal year following the commencement of the public offering of its shares of beneficial interest, be, and hereby is, ratified and approved.


                  Election of Trustees.

                           RESOLVED, that Ashok N. Bakhru, David B. Ford,
                  Douglas C. Grip, John P. McNulty, Mary P. McPherson, Alan A. Shuch, Jackson W. Smart, Jr., William H. Springer and Richard
                  P. Strubel be, and each of them hereby is, elected as Trustee of the Trust to hold office until the next meeting of shareholders at which Trustees are elected and until his or her successor is elected and qualifies or until his or her term as Trustee is terminated as provided in the Agreement and Declaration of Trust.

The undersigned has executed this Consent of Sole Shareholder as of the 27th day of April 2000.

                                    THE GOLDMAN SACHS GROUP, L.P.


                                   By: David B. Ford
                                   Name:  David B. Ford
                                   Title: